SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 23, 2004

                                 MEDIFAST, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                             000-23016             13-3714405
---------------------------------          ------------          -------------
(State or other jurisdiction               (Commission           (IRS Employer
of incorporation or organization)          File Number)            Ident. No.)

        11445 Cronhill Drive, Owings Mills, Maryland                  21117
        --------------------------------------------               ----------
        (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code (410)-581-8042
                                                   --------------

________________________________________________________________________________
         (Former name or former address, if changed since last report.)


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Item 5. Other Events

Official 2004 Financial Guidance

      For 2004, the Company expects to report revenues of $38 to $39 million with a pretax profit of $0.55 to $0.58 per diluted share. The Company expects to grow sequentially on a quarterly basis as a result of the following initiatives. Medifast Physician and Patient Support Programs is expected to grow by $4 million as a result of our advertising/infomercial programs and growing brand awareness in the marketplace. Take Shape for Life Physician Directed Network is expected to grow by approximately $4 million as a result of implementation of the highly successful tasting program, the XL Health agreement and qualified leads generated from the Company's national advertising campaign. International business is expected to grow by approximately $1 million through product line extensions and additional joint venture agreements. Hi-Energy clinics are expected to grow by approximately $4 million as the Company rapidly expands into new markets with corporately owned centers in addition to sales increases in licensed clinics' sales due to the implementation of Medifast Disease Management programs. CCS Retail Sales and Miscellaneous business is expected to grow by approximately $1 million with the introduction of innovative ephedra-free Diet Pills and expanded distribution of its Menopause Relief and UTI branded products in the growing woman's health market.

      For the first quarter ended March 31, 2004, Medifast expects to report revenues of $6.5 to $6.6 million, compared to $6.3 million for the same period in 2003. The 2003 results included a pipeline shipment of $1 million, which the Company expects to occur in the second and third quarters of this year. For the first quarter, the Company expects to generate Pre-Tax EPS of between $0.07 and $0.09, compared to $0.14 for the first quarter 2003. Medifast expects to report revenues of $38 to $39 million and pre-tax EPS of $0.55 to $0.58.

      Brad MacDonald, CEO of Medifast, based on a thorough financial analysis of the 2003 year end results published in the Company's 10-KSB gave finance Guidance for 2004 on a conference call on March 15, 2004 at 4:30 pm. Prior to the guidance, Jeremy Hunt, Director of Investor Relations read the following forward-looking statements that applies to the company's press release and this SEC filing: Statements included may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to accurately estimate revenues due to market factors beyond its control. The actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company's financial results can be found in the company's reports on form 10-K and 10-Q filed with the Securities and Exchange Commission. Medifast shall have no obligation to update the information provided to reflect subsequent events.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            MEDIFAST, INC.

Dated: March 23, 2004

                                            /s/  Bradley T. MacDonald
                                            ------------------------------------
                                            Bradley T. MacDonald
                                            Chairman and Chief Executive Officer